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                                                                      Exhibit 11

                                           FOREST OIL CORPORATION
                               Calculation of Loss Per Share of Common Stock
                                                (Unaudited)

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                                                                   Three Months Ended          Six Months Ended
                                                                 ----------------------     ---------------------
                                                                 June 30,      June 30,     June 30,     June 30,
                                                                   1996          1995         1996         1995
                                                                 --------      --------     --------     --------
                                                                     (In Thousands Except Per Share Amounts)
     PRIMARY LOSS PER SHARE:
        Net loss                                                 $(2,901)      (4,815)      (3,287)      (7,959)

        Less dividends payable on:
        $.75 Convertible Preferred Stock                            (540)        (540)      (1,080)      (1,080)
                                                                 -------       ------       ------       ------
     Net loss attributable to common stock
         for primary loss per share calculation                  $(3,441)      (5,355)      (4,367)      (9,039)
                                                                 =======       ======       ======       ======
         Weighted average number of common
            shares outstanding                                    24,576        5,694       22,477        5,670
                                                                 =======       ======       ======       ======
     Primary loss per share of common stock                      $  (.14)        (.94)        (.19)       (1.59)
                                                                 =======       ======       ======       ======
     FULLY DILUTED LOSS PER SHARE:
         Net loss attributable to common stock, as above         $(3,441)      (5,355)      (4,367)      (9,039)
         Add:
           Dividend requirements on:
             $.75 Convertible Preferred Stock                        540          540        1,080        1,080
                                                                 -------       ------       ------       ------
     Loss applicable to fully diluted calculation                $(2,901)      (4,815)      (3,287)      (7,959)
                                                                 =======       ======       ======       ======
     Common shares applicable to fully diluted calculation:

         Weighted average number of common shares
           outstanding, as above                                  24,576        5,694       22,477        5,670
         Add:
           Weighted average number of shares issuable
             upon assumed conversion of Convertible
             Preferred Stock                                       2,014        2,017        2,014        2,017
                                                                 -------       ------       ------       ------
     Common shares applicable to fully diluted calculation        26,590        7,711       24,491        7,687
                                                                 =======       ======       ======       ======
     Fully diluted loss per share*                               $  (.11)        (.62)        (.13)       (1.04)
                                                                 =======       ======       ======       ======

     *The fully diluted loss per share is not presented in the Company's financial statements because the effects of assumed exercises and conversions were anti-dilutive.

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